VALHI, INC. ANNOUNCES ISSUANCE OF DRAFT
RADIOACTIVE BY-PRODUCT LICENSE

DALLAS, TEXAS ... March 17, 2008 ... Valhi, Inc. (NYSE: VHI) announced today that its wholly owned subsidiary, Waste Control Specialists LLC (“WCS”), received notification that the Executive Director of the Texas Commission on Environmental Quality (“TCEQ”) has:  (i) filed his Response to Public Comment on the application by WCS for a radioactive material license authorizing by-product material disposal, (ii) prepared a final draft license for the disposal of by-product material at WCS’ site in Andrews County, Texas and (iii) made a decision that the final draft license meets all statutory and regulatory requirements and recommended the issuance of the license to the TCEQ Commissioners.  By-product material includes uranium and thorium mill tailings as well as equipment, pipe and other materials used to handle and process such mill tailings.

“We are pleased that the Executive Director and his staff have recommended the issuance of the license to the TCEQ Commissioners after an exhaustive and thorough review of our application,” said William J. Lindquist, Chief Executive Officer of WCS. “This license along with the recently issued initial draft license for the disposal of Class A, B and C low-level radioactive waste (“LLRW”) will allow WCS to provide “one-stop shopping” for the treatment, storage and disposal of hazardous, toxic, LLRW and mixed LLRW.  We believe these licenses when issued will provide WCS with a significant competitive advantage,” Mr. Lindquist said.

Steven L. Watson, President and Chief Executive Officer of Valhi, said “We are very pleased with the licensing developments at WCS.  Since our initial investment in 1995, WCS has built and operated its facility in Andrews County, Texas in a manner that demonstrates its commitment to a safe workplace and the protection of the environment.  The citizens of Andrews County and WCS have worked together to create a significant business opportunity in West Texas and a solution for many critical institutions for the safe and economical disposal of waste generated.”

A timeline of the remaining licensing process and the draft by-product license may be found at www.wcstexas.com under Documents & Forms.

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous, toxic and certain types of low-level and mixed low-level radioactive waste.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.